Exhibit 99-2

Press Release:

NEW YORK, Feb. 18, 2011 (GLOBE NEWSWIRE) -- VGTel, Inc. (OTCBB:VGTL - News) announced today the appointment of Neil Bardach as Chief Operating Officer. Mr. Bardach, the former CFO of Ansible Mobile LLC, has also served as the CFO of three public companies with sales ranging from $400 million to$1 billion. As a non-executive director of a UK public company, he chaired that company's audit committee. Mr. Bardach graduated from Michigan State with a B.A. in Accounting and received his M.B.A. from the University of Utah.

Mr. Bardach states, "I am very excited by the opportunity to bring my management experience, most recently at Ansible Mobile, to the role of Chief Operating Officer in a company with the vision and resources of VGTel. I will focus on assuring that business decisions in our fast-moving environment are executed quickly, carefully, and profitably. I also expect to contribute to the evaluation of acquisition opportunities that could expand our portfolio of mobile and digital technology offerings."

About VGTel, Inc.

VGTel has previously announced that it has entered into a definitive Agreement of Plan and Share Exchange ("Agreement") with Venture Industries, Inc. VGTel, Inc. will acquire 100% of the issued and outstanding shares of Venture Industries, Inc. in exchange for the issuance of 65% of the outstanding shares of VGTel, Inc. Pursuant to the terms of the Agreement, closing will take place when the conditions precedent to closing have been met. Among the terms to be met is the filing of audited financial statements for both interim and annual periods of Venture Industries, Inc.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Any statements in this press release regarding the acquisition, of Venture Industries, Inc. business and technology, are not historical facts may be considered "forward-looking statements," including statements regarding the acquisition, its expected benefits, and the acquisition's anticipated timing. VGTel, Inc. has based these forward-looking statements on management's current preliminary expectations, assumptions, estimates and projections. While VGTel, Inc. believes its expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Such risks and uncertainties relate to, among other factors: the risk that the transaction may not be completed or that the closing of the transaction may be delayed; the risk of a material adverse event affecting VGTel, Inc. You should also review our discussion of risk factors and other disclosures in VGTel, Inc.'s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. VGTel, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact:

Mark Kabbash